Exhibit 4.33

AMENDMENT TO NOTE

This Amendment to Unsecured Convertible Note (this “Amendment”), is made as of March 4, 2024 (the “Effective Date”), by and among Flewber Global Inc., a Delaware corporation (the “Company”) and ____________ (the “Holder”).

RECITALS

A. WHEREAS, the Company previously issued that certain Unsecured Convertible Note to the Holder, dated _____________ (the “Note”).

B. WHEREAS, the Company and the Holder desire to amend the Note as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the receipt of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Note.

2. Maturity Date. The Maturity Date shall be extended from ___________ through and until May 10, 2024.

3. No Other Modifications. Except as expressly set forth in this Amendment, the Note remains unmodified and each term and condition thereof shall continue in full force and effect.

4. Miscellaneous.

(a) Choice of Law. This Amendment, and all matters arising out of or relating to this Amendment, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) Binding Agreement. The terms and conditions of this Amendment shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Holder and the Company.

(c) Titles and Subtitles. The titles and subtitles in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic transmission shall be equally effective as delivery of an executed hard copy of the same.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date set forth above.

COMPANY:

FLEWBER GLOBAL INC., a Delaware Corporation

By:	/s/ Marc Sellouk
Name:	Marc Sellouk
Title:	President and Chief Executive Officer

HOLDER:

By:
Name:

[Signature Page – Amendment to Note]

Schedule of Note Holders

Name	Date of Issuance	Previous Maturity Date
Avner Nebel	December 22, 2022	December 22, 2023
Alan Radlo	March 22, 2023	March 22, 2024
Avi Sharon	March 16, 2023	March 16, 2024
Comverj PTY LTD	January 6, 2023	January 6, 2024
David Dennis	December 8, 2022	December 8, 2023
William Richardson	March 3, 2023	March 3, 2024